                             NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS ANNOUNCES REFINANCING STATUS
OF ITS $500 MILLION BANK CREDIT AGREEMENT

London, England and Red Bank, New Jersey, May 25, 2001 – Millennium Chemicals Inc. (NYSE - MCH) (“Millennium”) announced today that it is proceeding with the refinancing of its $500 million, five-year revolving bank credit agreement which matures on July 26, 2001.

The refinancing is expected to include a $300 million, five-year, secured credit facility that will be a combination of a revolver and term loan provided by a syndicate of banks and institutional lenders. In addition, Millennium is expecting to raise an additional $250 million through a 144A senior note offering. The new senior notes will be pari pasu with Millennium’s existing senior notes and senior debentures. The refinancing is expected to close in June.

The new senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Millennium Chemicals Inc. (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride, and other products, including cadmium/selenium pigments and silica gel;
  the second-largest producer of acetic acid and vinyl acetate monomer in North America;
  a leading producer of fragrance chemicals; and,
  through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene, and the third-largest producer of polyethylene in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.

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